                                                                    EXHIBIT 23.3

                    [MORGAN STANLEY DEAN WITTER LETTERHEAD]

                                  June 7, 1999

broadcast.com inc.
2914 Taylor Street
Dallas, Texas 75226

Dear Sirs:

    We hereby consent to the inclusion in the Registration Statement of Yahoo! Inc. ("Yahoo!") on Form S-4, with respect to shares of Yahoo! common stock, par value $0.001 per share, issuable to holders of common stock, par value $0.01 per share, of broadcast.com inc. ("broadcast.com") in the proposed merger of a subsidiary of Yahoo! with and into broadcast.com, of our opinion to the Board of Directors of broadcast.com appearing as Appendix B to the Proxy Statement/Prospectus which is part of the Registration Statement, and to the references to the opinion and our firm name in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED
                                          By: /s/ NICHOLAS DEJ. OSBORNE
                                             -----------------------------------
                                             Nicholas DeJ. Osborne
                                             Principal